                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 000-27795

                           NOTIFICATION OF LATE FILING

Check One):  [ ] Form 10-K/KSB  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-Q/QSB
             [ ] Form N-SAR

    For the Period Ended: July 31, 2004

         [ ]  Transition Report on Form 10-K
         [ ]  Transition Report on Form 20-F
         [ ]  Transition Report on Form 11-K
         [ ]  Transition Report on Form 10-Q
         [ ]  Transition Report on Form N-SAR

    For the Transition Period Ended: ________________

    Read attached instruction sheet before preparing form. Please print or type.

    Nothing  in this form shall be  construed  to imply  that the  Commission has  verified  any  information contained herein.

    If the  notification  relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                         MEIER WORLDWIDE INTERMEDIA INC.
                           ---------------------------
                             Full Name of Registrant

                          Ste. 320-1100 Melville Street
                         ------------------------------
            Address of Principal Executive Office (Street and Number)

                          Vancouver, BC, Canada V6E 4A6
                              ---------------------
                            City, State and Zip Code

                                     PART II
                             RULE 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.  (Check box if appropriate.)

           (a)      The  reasons  described  in  reasonable  detail  in Part III of this  form  could not be eliminated without unreasonable effort or expense;

  [X]      (b)      The subject annual report,  semi-annual  report,  transition report on Form 10-K,  Form 20-F,  Form 11-K or Form N-SAR, or portion  thereof will be filed on or before the 15th
                    calendar day  following the  prescribed due date; or the
                    subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth
                    calendar day following the prescribed due date; and

           (c)      The  accountant's  statement or other exhibit  required  by
                    Rule  12b-25(c)  has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable  detail why the Form 10-K,  11-K, 20-F 10-Q,  N-SAR or the transition  report portion  thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

Meier Worldwide Intermedia, Inc. (the "Company"), could not file its Form 10-QSB for the quarter ended July 31, 2004 within the  prescribed  time period  because the Company has not completed its financial statements for the quarter.

                                     PART IV
                                OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

                             James Meier, President
                                 (604) 689-7572
              -----------------------------------------------------
                      (Name) (Area Code) (Telephone Number)

(2)  Have all other periodic  reports  required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter  period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3)  Is it anticipated that any significant change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings  statements  to be  included  in the  subject  report  or  portion thereof? [ ] Yes [X] No

If so: attach an explanation of the  anticipated  change,  both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

Meier Worldwide  Intermedia,  Inc. has caused this  notification to be signed on its behalf by the undersigned officer, thereunto duly authorized.

Date:    September 15, 2004                 Meier Worldwide Intermedia, Inc.

                                                     By: /s/  James Meier

                                                     Title:   President